Exhibit (a)(9)

CLEARBRIDGE ENERGY MIDSTREAM OPPORTUNITY FUND INC.

CERTIFICATE OF CORRECTION

THIS IS TO CERTIFY THAT:

FIRST: The title of the document being corrected is Articles Supplementary (the “Articles”).

SECOND: The sole party to the Articles is ClearBridge Energy Midstream Opportunity Fund Inc., a Maryland corporation (the “Corporation”).

THIRD: The Articles were filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on October 19, 2026.

FOURTH: The definition of “Original Issue Date” in Section 12 of Article FIRST of the Articles as previously filed with the SDAT is set forth below:

“Original Issue Date” means (i) November 11, 2026 for the Series S MRP Shares and the Series T MRP Shares and (ii) December 9, 2026 for the Series U MRP Shares.

FIFTH: The definition of “Original Issue Date” in Section 12 of Article FIRST of the Articles as corrected hereby is set forth below:

“Original Issue Date” means (i) November 12, 2026 for the Series S MRP Shares and the Series T MRP Shares and (ii) December 9, 2026 for the Series U MRP Shares.

SIXTH: The undersigned acknowledges this Certificate of Correction to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary and Chief Legal Officer on this 5th day of November, 2026.

ATTEST:	ClearBridge Energy Midstream Opportunity Fund Inc.

/s/ Marc A. De Oliveira	By:	/s/ Jane E. Trust
Name: Marc A. De Oliveira	Name:	Jane E. Trust
Title: Secretary and Chief Legal Officer	Title:	President and Chief Executive Officer